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                                                                     EXHIBIT 2.8


                            ASSET EXCHANGE AGREEMENT


    THIS ASSET EXCHANGE AGREEMENT (this "Agreement") is made as of October 2, 2000, among the company or companies designated as Clear Channel on the signature page hereto (collectively, "Clear Channel"), the companies designated as Exchange Party on the signature page hereto (collectively, "Exchange Party"), and solely for the purpose set forth on the joinder signature page hereto, Charles E. Giddens, not in his individual capacity, but in his capacity as Trustee (the "Trustee") of The CCU/AMFM Trust I.

                                    Recitals

    A. Clear Channel owns and operates the following radio broadcast stations (collectively, the "Clear Channel Stations") pursuant to certain authorizations issued by the Federal Communications Commission (the "FCC") and subject to the Trust (defined below):

                       WNCE-FM, Palmyra, Pennsylvania
                       WNNK-FM, Harrisburg, Pennsylvania
                       WTCY(AM), Harrisburg, Pennsylvania
                       WTPA(FM), Mechanicsburg, Pennsylvania

    B. The Clear Channel Stations are subject to a trust (the "Trust") pursuant to Trust Agreement with the Trustee.

    C. Exchange Party owns and operates the following radio broadcast stations (collectively, including the Muskegon Stations as hereinafter defined, the "Exchange Party Stations") pursuant to certain authorizations issued by the FCC:

         Jonesboro, Arkansas               KIYS-FM, Jonesboro, Arkansas
                                           KBTM-AM, Jonesboro, Arkansas
                                           KFIN-FM, Jonesboro, Arkansas

         Augusta, Georgia                  WZNY-FM, Augusta, Georgia
                                           WEKL-FM, Augusta, Georgia
                                           WBBQ-FM, Augusta, Georgia
                                           WBBQ-AM, Augusta, Georgia
                                           WGUS-AM, North Augusta, Georgia
                                           WKSP-FM, Aiken, South Carolina
                                           WPRW-FM, Martinez, Georgia

         Augusta-Waterville, Maine         WIGY-FM, Madison, Maine
                                           WFAU-AM, Gardiner, Maine
                                           WABK-FM, Gardiner, Maine
                                           WTOS-FM, Skowhegan, Maine
                                           WKCG-FM, Augusta, Maine
                                           WCME-FM, Boothbay Harbor, Maine



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         Florence/Muscle Shoals, Alabama   WLAY-AM, Muscle Shoals, Alabama
                                           WLAY-FM, Tuscumbia, Alabama
                                           WKGL-FM, Russellville, Alabama
                                           WVNA-FM, Tuscumbia, Alabama
                                           WVNA-AM, Muscle Shoals, Alabama

         Tupelo, Mississippi               WKMQ-AM, Tupelo, Mississippi
                                           WTUP-AM, Tupelo, Mississippi
                                           WWKZ-FM, Aberdeen, Mississippi
                                           WWZD-FM, New Albany, Mississippi
                                           WESE-FM, Baldwyn, Mississippi

         Marion-Carbondale, IL             WVZA-FM, Herron, IL
                                           WFRX-AM, West Frankfort, IL
                                           WTAO-FM, Murphysboro, IL
                                           WDDD-AM. Johnston City, IL
                                           WHTE-AM, Johnston City, IL
                                           WDDD-FM, Marion, IL
                                           WQUL-FM, West Frankfort, IL

         Laurel-Hattiesburg, Mississippi   WEEZ-AM, Laurel, Mississippi
                                           WJKX-FM, Ellisville, Mississippi
                                           WHER-FM, Heidelberg, Mississippi
                                           WUSW-FM, Hattiesburg, Mississippi
                                           WMFM-FM, Petal, Mississippi
                                           WFOR-AM, Hattiesburg, Mississippi
                                           WNSL-FM, Laurel, Mississippi

    D. Exchange Party supplies programming and marketing services to, and is acquiring, the following radio stations (the "Muskegon Stations") from Connoisseur Communications of Muskegon, L.P. and its affiliates pursuant to an Asset Purchase Agreement ("Muskegon APA") and a Local Marketing Agreement ("Muskegon LMA"), both dated November 29, 1999:

         Muskegon, Michigan                WMUS-FM, Muskegon, Michigan
                                           WMUS-AM, Muskegon, Michigan
                                           WMRR-FM, Muskegon Heights, Michigan
                                           WMHG-AM, Muskegon, Michigan
                                           WSHZ-FM, Muskegon, Michigan


    E. Subject to the terms and conditions set forth herein, the parties desire to exchange the Clear Channel Station Assets (defined below) for certain of the Exchange Party Station Assets (defined below), and to effect the sale by Exchange Party, and the purchase of replacement property by Clear Channel through a Qualified Intermediary, as hereinafter defined, of certain other Exchange Party Station Assets for the Cash Amount (defined below). The parties intend the exchange of Clear Channel Station Assets and Exchange Party Station Assets contemplated by this Agreement to be a like-kind exchange in accordance with the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), and that such exchange and the sale of Exchange Party Station Assets to Clear Channel for cash as qualified replacement property be considered separate transactions.



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    F. Pursuant to a Tangible Property Purchase Agreement of even date herewith
("TPPA"), Clear Channel will purchase certain assets used in the operation of the Exchange Party Stations on October 2, 2000, and Clear Channel and Exchange Party will enter into local marketing agreements with respect to the Exchange Party Stations and the Clear Channel Stations.

                                    Agreement

    NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1: EXCHANGE OF ASSETS

    1.1. Clear Channel Station Assets. On the terms and subject to the conditions hereof, on the Closing Date (defined below), Clear Channel shall assign, transfer, convey and deliver to Exchange Party, and Exchange Party shall acquire from Clear Channel, all of the right, title and interest of Clear Channel in and to all of the assets, properties, interests and rights of Clear Channel of whatsoever kind and nature, real and personal, tangible and intangible, which are used exclusively in the operation of the Clear Channel Stations and specifically described in this Section 1.1, but excluding the Clear Channel Excluded Assets as hereafter defined (the "Clear Channel Station Assets"):

         (a) all licenses, permits and other authorizations which are issued to Clear Channel by the FCC with respect to the Clear Channel Stations (the "Clear Channel FCC Licenses") and described on Schedule 1.1(a), including any renewals or modifications thereof between the date hereof and Closing;

         (b) all equipment, electrical devices, antennae, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and other tangible personal property of every kind and description which are used exclusively in the operation of the Clear Channel Stations and listed on Schedule 1.1(b), except any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business and consistent with past practices of Clear Channel (the "Clear Channel Tangible Personal Property");

         (c) all Clear Channel Time Sales Agreements and Clear Channel Trade Agreements (both defined in Section 2.3), Clear Channel Real Property Leases (defined in Section 6.7), and other contracts, agreements, and leases which are used in the operation of the Clear Channel Stations and listed on Schedule 1.1(c), together with all contracts, agreements, and leases made between the date hereof and Closing in the ordinary course of business that are used in the operation of the Clear Channel Stations (the "Clear Channel Station Contracts");

         (d) all of Clear Channel's rights in and to the Clear Channel Stations' call letters and Clear Channel's rights in and to the trademarks, trade names, domain names, domain name registrations, service marks, franchises, copyrights, computer software, programs and programming material, jingles, slogans, logos, and other intangible property which are used exclusively in the operation of the Clear Channel Stations and listed on Schedule 1.1(d) (the "Clear Channel Intangible Property");

         (e) Clear Channel's rights in and to all the files, documents, records, and books of account (or copies thereof) relating exclusively to the operation of the Clear Channel Stations, including the Clear Channel Stations' local public files, programming information and



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studies, blueprints, technical information and engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to the Clear Channel Excluded Assets (defined below);

         (f) any real property which is used exclusively in the operation of the Clear Channel Stations (including any of Clear Channel's appurtenant easements and improvements located thereon) and described on Schedule 1.1(f) (the "Clear Channel Real Property");

         (g) any and all claims and rights against third parties if and to the extent that they relate to the Clear Channel Station Assets, including, without limitation, all rights under manufacturers' and vendors' warranties;

         (h) all deposits, reserves and prepaid expenses relating to the Clear Channel Stations and prepaid taxes relating to the Clear Channel Stations or the Clear Channel Station Assets;

         (i) all of Clear Channel's goodwill in, and going concern value of, the Clear Channel Stations; and

         (j) without limiting the foregoing, all interests of Clear Channel in all internet web sites relating primarily to the Clear Channel Stations, including without limitation all internet Domain leases and Domain names of the Clear Channel Stations, the unrestricted right to the use of HTML content located and publicly accessible from those Domain names, and the "visitor" email database for those sites.

         The Clear Channel Station Assets shall be transferred to Exchange Party free and clear of liens, claims and encumbrances ("Liens") except for (i) Exchange Party Assumed Obligations (defined below), (ii) liens for taxes not yet due and payable and for which Exchange Party receives a credit pursuant to
Section 3.3, (iii) such liens, easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Clear Channel Stations, and (iv) any items listed on Schedule 1.1(b) (collectively, "Clear Channel Permitted Liens").

    1.2. Clear Channel Excluded Assets. Notwithstanding anything to the contrary contained herein, the Clear Channel Station Assets shall not include the following assets along with all rights, title and interest therein (the "Clear Channel Excluded Assets"):

         (a) all cash and cash equivalents of Clear Channel, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;

         (b) all accounts receivable or notes receivable arising in the operation of the Clear Channel Stations prior to Closing;

         (c) all tangible and intangible personal property of Clear Channel disposed of or consumed in the ordinary course of business of Clear Channel between the date of this Agreement and Closing;

         (d) all Clear Channel Station Contracts that terminate or expire prior to Closing in the ordinary course of business of Clear Channel;



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         (e) Clear Channel's name, corporate minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Clear Channel, duplicate copies of the records of the Clear Channel Stations, and all records not relating exclusively to the operation of the Clear Channel Stations;

         (f) contracts of insurance, and all insurance proceeds or claims made thereunder;

         (g) all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Clear Channel; and

         (h) all rights, properties and assets described on Schedule 1.2(h), and all rights, properties and assets not specifically described in Section 1.1.

    1.3. Exchange Party Station Assets. On the terms and subject to the conditions hereof, on the Closing Date (defined below), Exchange Party shall assign, transfer, convey and deliver to Clear Channel, and Clear Channel shall acquire from Exchange Party, all of the right, title and interest of Exchange Party in and to all of the assets, properties, interests and rights of Exchange Party of whatsoever kind and nature which are used exclusively in the operation of the Exchange Party Stations and specifically described in this Section 1.3, but excluding the Exchange Party Excluded Assets as hereafter defined (the "Exchange Party Station Assets"):

         (a) all licenses, permits and other authorizations which are issued to Exchange Party by the FCC with respect to the Exchange Party Stations (the "Exchange Party FCC Licenses") and described on Schedule 1.3(a), including any renewals or modifications thereof between the date hereof and Closing;

         (b) all Exchange Party Time Sales Agreements and Exchange Party Trade Agreements (both defined in Section 2.1), Exchange Party Real Property Leases (defined in Section 7.7), and other contracts, agreements, and leases which are used in the operation of the Exchange Party Stations and listed on Schedule 1.3(b), together with all contracts, agreements, and leases made between the date hereof and Closing in the ordinary course of business that are used in the operation of the Exchange Party Stations (the "Exchange Party Station Contracts");

         (c) all of Exchange Party's rights in and to the Exchange Party Stations' call letters and Exchange Party's rights in and to the trademarks, trade names, domain names, domain name registrations, service marks, franchises, copyrights, computer software, programs and programming material, jingles, slogans, logos, and other intangible property which are used exclusively in the operation of the Exchange Party Stations and listed on Schedule 1.3(c) (the "Exchange Party Intangible Property");

         (d) Exchange Party's rights in and to all the files, documents, records, and books of account (or copies thereof) relating exclusively to the operation of the Exchange Party Stations, including the Exchange Party Stations' local public files, programming information and studies, blueprints, technical information and engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to the Exchange Party Excluded Assets (defined below);

         (e) any and all claims and rights against third parties if and to the extent that they relate to the Exchange Party Station Assets;



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         (f) all deposits, reserves and prepaid expenses relating to the
Exchange Party Stations and prepaid taxes relating to the Exchange Party Stations or the Exchange Party Station Assets;

         (g) all of the Exchange Party's goodwill in, and going concern value of, the Exchange Party Stations; and

         (h) without limiting the foregoing, all interests of Exchange Party in all internet web sites relating primarily to the Exchange Party Stations, including without limitation all internet Domain leases and Domain names of the Exchange Party Stations, the unrestricted right to the use of HTML content located and publicly accessible from those Domain names, and the "visitor" email database for those sites.

         The Exchange Party Station Assets shall be transferred to Clear Channel free and clear of Liens except for (i) Clear Channel Assumed Obligations (defined below), (ii) liens for taxes not yet due and payable and for which Clear Channel receives a credit pursuant to Section 3.2, and (iii) any items listed on Schedule 1.3(h) (collectively, "Exchange Party Permitted Liens").

    1.4. Exchange Party Excluded Assets. Notwithstanding anything to the contrary contained herein, the Exchange Party Station Assets shall not include the following assets along with all rights, title and interest therein (the "Exchange Party Excluded Assets"):

         (a) all cash and cash equivalents of Exchange Party, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;

         (b) all accounts receivable or notes receivable arising in the operation of the Exchange Party Stations prior to Closing;

         (c) all tangible and intangible personal property of Exchange Party disposed of or consumed in the ordinary course of business of Exchange Party between the date of this Agreement and Closing;

         (d) all Exchange Party Station Contracts that terminate or expire prior to Closing in the ordinary course of business of Exchange Party;

         (e) Exchange Party's name, corporate minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Exchange Party, duplicate copies of the records of the Exchange Party Stations, and all records not relating exclusively to the operation of the Exchange Party Stations;

         (f) contracts of insurance, and all insurance proceeds or claims made thereunder;

         (g) all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Exchange Party;

         (h) any rights, properties or assets described on Schedule 1.4(h), and all rights, properties and assets not specifically described in Section 1.3; and


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         (i) The Exchange Party Station tangible assets and real property sold to Clear Channel pursuant to the TPPA.

    1.5. Noncompete. On the Closing Date, Exchange Party (on behalf of it and all of its Affiliates (defined below)) shall enter into a one year Noncompetition Agreement in the form of Exhibit B attached hereto (the "Noncompetition Agreement"), for consideration determined pursuant to the final sentence of this Section 1.6. Exchange Party shall also assign to, and enforce for the benefit of, Clear Channel any noncompetition agreements or rights in Exchange Party's favor under the Muskegon APA. In connection with the allocation under Section 3.3, a portion of the Cash Amount shall be allocated as consideration for the Noncompetition Agreement.

    1.6. LMA. On October 2, 2000, Clear Channel and Exchange Party shall enter into a local marketing agreement, effective as of such date, in substantially the form attached hereto as Exhibit B, pursuant to which Exchange Party will provide programming for, and be entitled to receive revenues from the sale of advertising on, the Clear Channel Stations.

ARTICLE 2: ASSUMPTION OF OBLIGATIONS

    2.1. Clear Channel Assumed Obligations. On the Closing Date, Clear Channel shall assume the obligations of Exchange Party (the "Clear Channel Assumed Obligations") arising after Closing under the Exchange Party Station Contracts, including without limitation all agreements for the sale of advertising time on the Exchange Party Stations for cash in the ordinary course of business ("Exchange Party Time Sales Agreements") and all agreements for the sale of advertising time on the Exchange Party Stations for non-cash consideration ("Exchange Party Trade Agreements").

    2.2. Exchange Party Retained Obligations. Clear Channel does not assume or agree to discharge or perform and will not be deemed by reason of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of the consummation of the transactions contemplated hereby, to have assumed or to have agreed to discharge or perform, any liabilities, obligations or commitments of Exchange Party of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Clear Channel, other than the Clear Channel Assumed Obligations (the "Exchange Party Retained Obligations").

    2.3. Exchange Party Assumed Obligations. On the Closing Date, Exchange Party shall assume the obligations of Clear Channel (the "Exchange Party Assumed Obligations") arising after Closing under the Clear Channel Station Contracts, including without limitation all agreements for the sale of advertising time on the Clear Channel Stations for cash in the ordinary course of business ("Clear Channel Time Sales Agreements") and all agreements for the sale of advertising time on the Clear Channel Stations for non-cash consideration ("Clear Channel Trade Agreements").

    2.4. Clear Channel Retained Obligations. Exchange Party does not assume or agree to discharge or perform and will not be deemed by reason of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of the consummation of the transactions contemplated hereby, to have assumed or to have agreed to discharge or perform, any liabilities, obligations or commitments of Clear Channel of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Exchange Party, other than the Exchange Party Assumed Obligations (the "Clear Channel Retained Obligations").

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ARTICLE 3: CASH PAYMENT

    3.1. Cash Payment. The parties agree that the aggregate value of the Exchange Party Station Assets exceeds the aggregate value of the Clear Channel Station Assets by an amount equal to Thirty Seven Million Dollars ($37,000,000) (the "Cash Amount"). Clear Channel shall at Closing (defined below) deliver to Exchange Party by wire transfer of immediately available funds the Cash Amount, subject to adjustment pursuant to Section 3.2.

    3.2. Prorations and Adjustments.

         (a) Except as otherwise provided herein, all deposits, reserves and prepaid and deferred income and expenses arising from the conduct of the business and operations of the Clear Channel Stations and Exchange Party Stations shall be prorated in accordance with generally accepted accounting principles as of 11:59 p.m. on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, business and license fees, music and other license fees (including any retroactive adjustments thereof), utility expenses, amounts due or to become due under contracts, rents, lease payments and similar prepaid and deferred items. The prorations and adjustments contemplated by this Section 3.2 shall be made within ninety (90) calendar days of the Closing Date. In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided herein and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Clear Channel and one-half by Exchange Party.

         (b) With respect to Exchange Party Trade Agreements assumed by Clear Channel pursuant to Section 2.1, if any, if there exists on the date of assumption an aggregate negative barter balance (i.e., the amount by which the value of air time (based upon the Exchange Party Stations' then prevailing rates) to be provided exceeds the fair market value of goods or services to be received therefor), then such excess will be treated as prepaid time sales and adjusted for as a proration in Clear Channel's favor. If, however, there exists on such date an aggregate positive barter balance (i.e., the amount by which the value of airtime (based upon the Exchange Party Stations' then prevailing rates) to be provided is less than the fair market value of goods or services to be received therefor) with respect to Exchange Party Trade Agreements assumed by Clear Channel, there shall be no proration in Exchange Party's favor.

         (c) With respect to Clear Channel Trade Agreements assumed by Exchange Party pursuant to Section 2.3, if any, if there exists on the date of assumption an aggregate negative barter balance (i.e., the amount by which the value of air time (based upon the Clear Channel Stations' then prevailing rates) to be provided exceeds the fair market value of goods or services to be received therefor), then such excess will be treated as prepaid time sales and adjusted for as a proration in Exchange Party's favor. If, however, there exists on such date an aggregate positive barter balance (i.e., the amount by which the value of airtime (based upon the Clear Channel Stations' then prevailing rates) to be provided is less than the fair market value of goods or services to be received therefor) with respect to Clear Channel Trade Agreements assumed by Exchange Party, there shall be no proration in Clear Channel's favor. (d) Payment of the Cash Amount at Closing shall be subject to any offsets of amounts due Buyer by Seller under the Asset Purchase Agreement dated September 6, 2000, as amended, and the Phase II Closing and Post Closing Agreement dated October 2, 2000, by and between Seller and Buyer.


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    3.3. Allocations and Exchange Assets and Replacement Assets Designations.

         (a) The values of the assets comprising the Clear Channel Station Assets and the Exchange Party Station Assets shall be determined by an appraisal (the "Appraisal") prepared by Bond & Pecaro (whose fees shall be paid one-half by Clear Channel and one-half by Exchange Party). Prior to Closing, Clear Channel shall prepare and provide to Exchange Party schedules which, for each party to this Agreement, show the respective Clear Channel Station Assets and Exchange Party Station Assets to be conveyed and acquired and Cash Payment to be made and received at Closing under this Agreement.

         (b) Before or after Closing, Clear Channel shall determine and prepare schedules (the "Exchange Group Schedules") which (i) divide the Exchange Party Station Assets and the Clear Channel Station Assets into both "exchange groups" (in accordance with the like-kind exchange rules covering exchanges of multiple properties under Treas. Reg. ss. 1.1031(j)-1) and residual replacement property groups and (ii) set forth the total value of the assets making up each such exchange group and residual replacement property group (based upon the Appraisal). For tax purposes, the parties shall report the exchanges of assets under this Agreement consistently with the Exchange Group Schedules and the Appraisal, including without limitation filing when due IRS Form 8594 and (if applicable) IRS Form 8824 on the basis of the Exchange Group Schedules and the Appraisal.

ARTICLE 4: CLOSING

    4.1. Closing.

         (a) The consummation of the exchange of assets under this Agreement (the "Closing") shall occur on a date (the "Closing Date") within five (5) business days after the grant of FCC Consent (defined below), which date shall be designated solely by Clear Channel, and at a time and place designated solely by Clear Channel, subject to satisfaction or waiver of the conditions to Closing contained herein (other than those to be satisfied at Closing). If requested by Clear Channel, prior to Closing the parties shall hold a pre-closing conference at a time and place designated by Clear Channel, at which the parties shall provide (for review only) all documents to be delivered at Closing under this Agreement, each duly executed but undated, and otherwise confirm their ability to timely consummate the Closing.

         (b) Clear Channel may elect to consummate the exchange and replacement property purchase of the Clear Channel Station Assets and the Exchange Party Stations Assets in any number of separate Closings (each a "Partial Closing") in the following events. With respect to each market identified in Recital A, Recital C and Recital D above (each a "Market"), if FCC Consent with respect to all the stations in one or more of the Markets is granted but FCC Consent for assignment of all of the stations in any other such Markets has not been granted at that time at, Clear Channel's option, the parties shall close the acquisition of the stations in the Markets for which FCC Consent has been granted for all stations in such Markets and postpone the Closing of the stations in the Markets for which FCC Consent has not been granted for all stations in such Markets, provided, however, that the closing of the exchange of Clear Channel Station Assets for Exchange Party Station Assets shall be subject to the availability of appropriate like-kind exchange property for the Clear Channel Station Assets. In the event of such multiple closings: (i) the Clear Channel Station Assets, the Exchange Party Station Assets and the Cash Amount shall be allocated pursuant to
Section 3.3; (ii) the terms "Closing" and the "Closing Date" as used herein shall mean, and refer separately to, each Partial Closing and the date on which such Partial Closing occurs, as the context requires; (iii) the covenants set forth in Articles 9 and 10 and the other provisions of this Agreement that apply prior to Closing (or prior to the Closing Date) shall continue in effect with respect to the stations subject to the subsequent Closings (but not the stations subject to the Closing except with respect to obligations that expressly survive the Closing and except that neither party shall be relieved of liability for a failure to comply with



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

such covenants prior to Closing); (iv) the conditions set forth in Articles 11 and 12, and the deliveries to be made pursuant to Article 14, that relate to the stations or the station assets generally, shall apply, and shall be made, only with respect to the stations and station assets subject to the Closing; and (v) the provisions of Article 15 and the other provisions of this Agreement that apply after Closing (or after the Closing Date) shall apply with respect to each station only from and after the Closing with respect to such station.

ARTICLE 5: GOVERNMENTAL CONSENTS

    Closing is subject to and conditioned upon (i) prior FCC consent (the "FCC Consent") to the assignment of the Clear Channel FCC Licenses to Exchange Party and the Exchange Party FCC Licenses to Clear Channel, (ii) expiration or termination of any applicable waiting period ("HSR Clearance") under the HSR Act (defined below), and (iii) United States Department of Justice ("DOJ") prior approval ("DOJ Consent") of the transactions contemplated hereby.

    5.1. FCC. Clear Channel and Exchange Party have filed applications with the FCC (the "FCC Application") requesting the FCC Consent. Clear Channel and Exchange Party shall diligently prosecute the FCC Application and otherwise use their best efforts to obtain the FCC Consent as soon as possible. If the FCC Consent imposes upon Exchange Party any condition (including without limitation in any divestiture condition), Exchange Party shall timely comply therewith.

    5.2. HSR. Clear Channel and Exchange Party have made filings with the Federal Trade Commission and the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and HSR Clearance has been obtained.

    5.3. General. Clear Channel and Exchange Party shall notify each other of all documents filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. Clear Channel and Exchange Party shall furnish each other with such information and assistance as such the other may reasonably request in connection with their preparation of any governmental filing hereunder. Without limiting the foregoing, both parties shall cooperate with the FCC and the DOJ in connection with obtaining the FCC Consent and the DOJ Consent, and shall promptly provide all information and documents requested by the FCC or the DOJ in connection therewith. If either party becomes aware of any fact relating to it which would prevent or delay the FCC Consent or the DOJ Consent, such party shall promptly notify the other party thereof and take such steps as necessary to remove such impediment, including but not limited to divesting any stations and terminating any agreements to acquire or program or market any stations.

ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF CLEAR CHANNEL

    Clear Channel makes the following representations and warranties to Exchange
Party:

    6.1. Organization. Clear Channel is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Clear Channel Station Assets and the Exchange Party Station Assets are located. Clear Channel has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Clear Channel pursuant hereto (collectively, the "Clear Channel Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

    6.2. Authorization. The execution, delivery and performance of this Agreement and the Clear Channel Ancillary Agreements by Clear Channel have been duly authorized and approved by all necessary action of Clear Channel and do not require any further authorization or consent of Clear Channel. This Agreement is, and each Clear Channel Ancillary Agreement when executed and delivered by Clear Channel and the other parties thereto will be, a legal, valid and binding agreement of Clear Channel enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    6.3. No Conflicts. Neither the execution and delivery by Clear Channel of this Agreement and the Clear Channel Ancillary Agreements or the consummation by Clear Channel of any of the transactions contemplated hereby or thereby nor compliance by Clear Channel with or fulfillment by Clear Channel of the terms, conditions and provisions hereof or thereof will: (i) conflict with any organizational documents of Clear Channel or any law, judgment, order, or decree to which Clear Channel is subject or, except as set forth on Schedule 1.1(c), any Clear Channel Station Contract; or (ii) require the approval, consent, authorization or act of, or the making by Clear Channel of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except the FCC Consent and HSR Clearance.

    6.4. FCC Licenses. Clear Channel (or one of the companies comprising Clear Channel) is the holder of the Clear Channel FCC Licenses described on Schedule 1.1(a). The Clear Channel FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the Clear Channel FCC Licenses (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture against Clear Channel with respect to the Clear Channel Stations. The Clear Channel Stations are operating in compliance in all material respects with the Clear Channel FCC Licenses, the Communications Act of 1934, as amended (the "Communications Act"), and the rules, regulations and policies of the FCC.

    6.5. Taxes. Clear Channel has, in respect of the Clear Channel Stations' business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable.

    6.6. Personal Property. Schedule 1.1(b) contains a list of all material items of Clear Channel Tangible Personal Property included in the Clear Channel Station Assets. Clear Channel has title to the Clear Channel Tangible Personal Property free and clear of Liens other than Clear Channel Permitted Liens. All items of Clear Channel Tangible Personal Property, including without limitation equipment and electrical devices, are in good operating condition and repair (reasonable wear and tear in ordinary usage excepted), are free from material defect and damage, are functioning in the manner and for the purposes for which it was intended, have been maintained in accordance with industry standards in all material respects, and do not require any repairs other than normal routine maintenance.

    6.7. Real Property. Schedule 1.1(f) contains a description of all Clear Channel Real Property included in the Clear Channel Station Assets. Clear Channel has fee simple title to the owned Clear Channel Real Property ("Clear Channel Owned Real Property") free and clear of Liens other than Clear Channel Permitted Liens. Schedule 1.1(f) includes a description of each real property lease or similar agreement included in the Clear Channel Station Assets (the "Clear Channel Real Property Leases"). The Clear Channel Owned Real Property includes, and the Clear Channel Real Property Leases provide, access to the Clear Channel Stations' facilities. To Clear Channel's knowledge, the Clear Channel Real Property is not subject to any suit for condemnation or other taking by any public authority.

    6.8. Contracts. Each of the Clear Channel Station Contracts (including without limitation each of the Clear Channel Real Property Leases) is in effect and is binding upon Clear Channel and, to Clear Channel's knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally). Clear Channel has performed its obligations under each of the Clear Channel Station Contracts in all material respects, and is not in material default thereunder, and to Clear Channel's knowledge, no other party to any of the Clear Channel Station Contracts is in default thereunder in any material respect.

    6.9. Environmental. Except as set forth in any environmental report delivered by Clear Channel to Exchange Party prior to the date of this Agreement and except as set forth on Schedule 1.1(f), to Clear Channel's knowledge, no hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported or released on, in, from or to the Clear Channel Real Property included in the Clear Channel Station Assets. Except as set forth in any environmental report delivered by Clear Channel to Exchange Party prior to the date of this Agreement and except as set forth on Schedule 1.1(f), to Clear Channel's knowledge, Clear Channel has complied in all material respects with all environmental, health and safety laws applicable to the Clear Channel Stations.

    6.10. Intangible Property. Schedule 1.1(d) contains a description of the material Clear Channel Intangible Property included in the Clear Channel Station Assets. Except as set forth on Schedule 1.1(d), Clear Channel has received no notice of any claim that its use of the Clear Channel Intangible Property infringes upon any third party rights. Except as set forth on Schedule 1.1(d), Clear Channel owns or has the right to use the Clear Channel Intangible Property free and clear of Liens other than Clear Channel Permitted Liens.

    6.11. Compliance with Law. Clear Channel has complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other governmental authority which are applicable to the operation of the Clear Channel Stations. There is no action, suit or proceeding pending or threatened against Clear Channel in respect of the Clear Channel Stations that will subject Exchange Party to liability or which questions the legality or propriety of the transactions contemplated by this Agreement. To Clear Channel's knowledge, there are no governmental claims or investigations pending or threatened against Clear Channel in respect of the Clear Channel Stations (except those affecting the industry generally).

    6.12. No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Clear Channel or any party acting on Clear Channel's behalf.

    6.13. Qualification. Clear Channel is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Exchange Party Stations under the Communications

Act and the rules, regulations and policies of the FCC. There are no facts that would, under existing law and the existing rules, regulations, policies and procedures of the FCC, disqualify Clear Channel as an assignee of the Exchange Party FCC Licenses or as the owner and operator of the Exchange Party Stations. No request by Clear Channel for waiver of any FCC rule or policy is necessary for the FCC Consent to be obtained. There is no action, suit or proceeding pending or threatened against Clear Channel which could materially adversely affect Clear Channel's ability to perform its obligations hereunder.

    6.14. Litigation. To Clear Channel's knowledge, there are no suits, arbitrations, administrative charges or other legal proceedings, claims or governmental investigations pending against, or threatened against, the Clear Channel Stations or Clear Channel relating to or affecting the Clear Channel Stations nor, to the best of the knowledge of Clear Channel, is there any basis for any such suit, arbitration, administrative charge or other legal proceeding, claim or governmental investigation. Clear Channel has not been operating under or subject to, or in default with respect to, any judgment, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, foreign or domestic.

    6.15. Disclosure. No provision or information contained in this Agreement relating to Clear Channel, the Clear Channel Stations or the Clear Channel Station Assets, or in any Schedule or Exhibit hereto, or the information to be provided to Exchange Party pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading. Except for facts affecting the radio industry generally, there is no adverse fact now known to Clear Channel relating to the Clear Channel Stations or the Clear Channel Station Assets which would have a material adverse impact on the Clear Channel Station Assets or the operation of the Clear Channel Stations after the Closing which has not been disclosed to Exchange Party.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES OF EXCHANGE PARTY

    Exchange Party makes the following representations and warranties to Clear
Channel:

    7.1. Organization. Exchange Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Exchange Party Station Assets and the Clear Channel Station Assets are located. Exchange Party has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Exchange Party pursuant hereto (collectively, the "Exchange Party Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

    7.2. Authorization. The execution, delivery and performance of this Agreement and the Exchange Party Ancillary Agreements by Exchange Party have been duly authorized and approved by all necessary action of Exchange Party and do not require any further authorization or consent of Exchange Party. This Agreement is, and each Exchange Party Ancillary Agreement when executed and delivered by Exchange Party and the other parties thereto will be, a legal, valid and binding agreement of Exchange Party enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    7.3. No Conflicts. Neither the execution and delivery by Exchange Party of this Agreement and the Exchange Party Ancillary Agreements or the consummation by Exchange Party of any of the transactions contemplated hereby or thereby nor compliance by Exchange Party with or fulfillment by Exchange Party of the terms, conditions and provisions hereof or thereof will: (i) conflict with any organizational documents of Exchange Party or any law, judgment, order, or decree to which Exchange Party is subject or, except as set forth on Schedule 1.3(c), any Exchange Party Station Contract; or (ii) require the approval, consent, authorization or act of, or the making by Exchange Party of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except the FCC Consent and HSR Clearance.

    7.4. FCC Licenses. Exchange Party is the holder (or in the case of the FCC Licenses for the Muskegon Stations, at Closing will be the holder) of the Exchange Party FCC Licenses described on Schedule 1.3(a). The Exchange Party FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the Exchange Party FCC Licenses (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture against Exchange Party with respect to the Exchange Party Stations. The Exchange Party Stations are operating in compliance in all material respects with the Exchange Party FCC Licenses, the Communications Act, and the rules, regulations and policies of the FCC.

    7.5. Taxes. Exchange Party has, in respect of the Exchange Party Stations' business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable.

    7.6. Contracts. Each of the Exchange Party Station Contracts (including without limitation each of the Exchange Party Real Property Leases) is in effect and is binding upon Exchange Party (or in the case of Exchange Party Station Contracts used in the operation of the Muskegon Stations, will be binding upon Exchange Party at Closing) and, to Exchange Party's knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally). Exchange Party has performed its obligations under each of the Exchange Party Station Contracts in all material respects, and is not in material default thereunder, and to Exchange Party's knowledge, no other party to any of the Exchange Party Station Contracts is in default thereunder in any material respect.

    7.7. Intangible Property. Schedule 1.3(c) contains a description of the material Exchange Party Intangible Property included in the Exchange Party Station Assets. Except as set forth on Schedule 1.3(c), Exchange Party has received no notice of any claim that its use of the Exchange Party Intangible Property infringes upon any third party rights. Except as set forth on Schedule 1.3(c), Exchange Party owns or has the right to use (or in the case of Exchange Party Intangible Property used in the operation of the Muskegon Stations, at Closing will own or have the right to use) the Exchange Party Intangible Property free and clear of Liens other than Exchange Party Permitted Liens.

    7.8. Compliance with Law. Exchange Party has complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other governmental authority which are applicable to the operation of the Exchange Party Stations. There is no action, suit or proceeding pending or threatened against Exchange Party in respect of the Exchange Party Stations that will subject Clear Channel to liability or which questions the legality or propriety of the transactions contemplated by this Agreement. To Exchange Party `s knowledge, there are no governmental claims or investigations pending or threatened against Exchange Party in respect of the Exchange Party Stations (except those affecting the industry generally).

    7.9. No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Exchange Party or any party acting on Exchange Party `s behalf.

    7.10. Qualification. Exchange Party is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Clear Channel Stations under the Communications Act and the rules, regulations and policies of the FCC. There are no facts that would, under existing law and the existing rules, regulations, policies and procedures of the FCC, disqualify Exchange Party as an assignee of the Clear Channel FCC Licenses or as the owner and operator of the Clear Channel Stations. No request by Exchange Party for waiver of any FCC rule or policy is necessary for the FCC Consent to be obtained. There is no action, suit or proceeding pending or threatened against Exchange Party which could materially adversely affect Exchange Party's ability to perform its obligations hereunder. Exchange Party has and will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.

    7.11. Final Judgment. Exchange Party acknowledges that this transaction is subject to and being made in fulfillment of the terms of the Final Judgment of the U.S. District Court for the District of Columbia in U.S. v. Clear Channel Communications, Inc. and AMFM Inc., a copy of which has been provided to Exchange Party. In connection therewith, Exchange Party represents and warrants to Clear Channel that it has the intent and it believes it has the capability (including the necessary managerial, operational, and financial capability) of competing effectively in the commercial radio broadcasting business in the Harrisburg, Pennsylvania market, and that it currently intends to own and operate, and not to resell, the Clear Channel Stations.

    7.12. Financial Statements.

         (a) Schedule 7.12 hereto are copies of (i) the unaudited balance sheets of the Exchange Party Stations as of December 31, 1998 (to the extent available to Exchange Party), December 31, 1999, and June 30, 2000 (the "Balance Sheet Date"), and (ii) the unaudited statements of income of the Exchange Party Stations for the calendar years December 31, 1998 (to the extent available to Exchange Party) and December 31, 1999, and for the eight month period ended August 31, 2000 (the "Financial Statements"). The Financial Statements are complete and correct in all material respects, have been prepared from the books and records regularly maintained by the Exchange Party and the selling companies, as the case may be, and present fairly, and in all material respects, the financial position of the Exchange Party Stations as of the dates thereof and the results of the Exchange Party Stations' operations for the periods indicated thereby, in accordance with generally accepted accounting principles. Clear Channel may conduct an audit of Exchange Party's books and records at any time upon reasonable prior notice to Exchange Party.

         (b) Based upon Exchange Party's statements of income through August, 2000, and Exchange Party's projected sales by Exchange Party for the remainder of 2000, the broadcast cash flow of the Exchange Party Stations for calendar year 2000 would be not less than $6,737,000, it being understood that such projections are based upon the operation of the Stations by Exchange Party and do not predict future operation thereof by Clear Channel. As used herein, "broadcast cash flow" means net cash income from the sale of advertising time (before interest, income tax, depreciation and amortization). Exchange Party acknowledges and understands that the exchange of the Clear Channel Stations for certain Exchange Party Stations and the Cash Amount are based upon a multiple of broadcast cash flow.

    7.13. Litigation. There are no suits, arbitrations, administrative charges or other legal proceedings, claims or governmental investigations pending against, or, to Exchange Party's knowledge, threatened against, the Exchange Party Stations or Exchange Party relating to or affecting the Exchange Party Stations nor, to the best of the knowledge of Exchange Party, is there any basis for any such suit, arbitration, administrative charge or other legal proceeding, claim or governmental investigation. Exchange Party has not been operating under or subject to, or in default with respect to, any judgment, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, foreign or domestic.

    7.14. Disclosure. No provision or information contained in this Agreement relating to Exchange Party, the Exchange Party Stations or the Exchange Party Station Assets, or in any Schedule or Exhibit hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading. Except for facts affecting the radio industry generally, there is no adverse fact now known to Exchange Party relating to the Exchange Party Stations or the Exchange Party Station Assets or the which would have a material adverse impact on the Exchange Party Station Assets or the operation of the Exchange Party Stations after the Closing which has not been disclosed to Clear Channel.

ARTICLE 8: ACCOUNTS RECEIVABLE

    8.1. Clear Channel Accounts Receivable. All accounts receivable arising prior to the Closing Date in connection with the operation of the Clear Channel Stations, including but not limited to accounts receivable for advertising revenues for programs and announcements performed prior to the Closing Date and other broadcast revenues for services performed prior to the Closing Date, shall remain the property of Clear Channel (the "Clear Channel Accounts

Receivable") and Exchange Party shall not acquire any right or interest therein. For a period of six months from Closing (the "Collection Period"), Exchange Party shall collect the Clear Channel Accounts Receivable in the normal and ordinary course of Exchange Party's business and shall apply all such amounts collected to the debtor's oldest account receivable first. Exchange Party's obligation shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection. During the Collection Period, neither Clear Channel or its agents shall make any direct solicitation of any such account debtor for collection purposes or institute litigation for the collection of amounts due. Any amounts relating to the Clear Channel Accounts Receivable that are paid directly to Clear Channel shall be retained by Clear Channel. Within ten calendar days after the end of each month, Exchange Party shall make a payment to Clear Channel equal to the amount of all collections of Clear Channel Accounts Receivable during the preceding month. At the end of the Collection Period, any remaining Clear Channel Accounts Receivable shall be returned to Clear Channel for collection.

    8.2. Exchange Party Accounts Receivable. All accounts receivable arising prior to the Closing Date in connection with the operation of the Exchange Party Stations, including but not limited to accounts receivable for advertising revenues for programs and announcements performed prior to the Closing Date and other broadcast revenues for services performed prior to the Closing Date, shall remain the property of Exchange Party (the "Exchange Party Accounts Receivable") and Clear Channel shall not acquire any right or interest therein. During the Collection Period, Clear Channel shall collect the Exchange Party Accounts Receivable in the normal and ordinary course of Clear Channel's business and shall apply all such amounts collected to the debtor's oldest account receivable first. Clear Channel's obligation shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection. During the Collection Period, neither Exchange Party or its agents shall make any direct solicitation of any such account debtor for collection purposes or institute litigation for the collection of amounts due. Any amounts relating to the Exchange Party Accounts Receivable that are paid directly to Exchange Party shall be retained by Exchange Party. Within ten calendar days after the end of each month, Clear Channel shall make a payment to Exchange Party equal to the amount of all collections of Exchange Party Accounts Receivable during the preceding month. At the end of the Collection Period, any remaining Exchange Party Accounts Receivable shall be returned to Exchange Party for collection.

ARTICLE 9: COVENANTS

    9.1. Clear Channel's Covenants. Clear Channel covenants and agrees with respect to the Clear Channel Stations that, subject to the Trust, between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Exchange Party, which shall not be unreasonably withheld, Clear Channel shall:

         (a) operate the Clear Channel Stations in the ordinary course of business consistent with past practice and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders;

         (b) not, other than in the ordinary course of business in accordance with past practice, sell, lease or dispose of or agree to sell, lease or dispose of any of the Clear Channel Station Assets, or create, assume or permit to exist any Liens upon the Clear Channel Station Assets, except for Clear Channel Permitted Liens; and,

         (c) furnish Exchange Party with such information relating to the Clear Channel Station Assets as Exchange Party may reasonably request, at Exchange Party's expense and provided such request does not interfere unreasonably with the business of the Clear Channel Stations.

    9.2. Exchange Party's Covenants. Exchange Party covenants and agrees with respect to the Exchange Party Stations that, between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Clear Channel, which shall not be unreasonably withheld, Exchange Party shall:

         (a) operate the Exchange Party Stations in the ordinary course of business consistent with past practice and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders;

         (b) not, other than in the ordinary course of business in accordance with past practice, sell, lease or dispose of or agree to sell, lease or dispose of any of the Exchange Party Station Assets, or create, assume or permit to exist any Liens upon the Exchange Party Station Assets, except for Exchange Party Permitted Liens; and,

         (c) furnish Clear Channel with such information relating to the Exchange Party Station Assets as Clear Channel may reasonably request, at Clear Channel's expense and provided such request does not interfere unreasonably with the business of the Exchange Party Stations.

ARTICLE 10: JOINT COVENANTS

    Clear Channel and Exchange Party hereby covenant and agree that, subject to the Trust, between the date hereof and Closing:

    10.1. Cooperation. Subject to express limitations contained elsewhere herein, each party (i) shall cooperate fully with one another in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the prompt satisfaction of any condition to Closing set forth herein, and (ii) shall not take any action that conflicts with its obligations hereunder or that causes its representations and warranties to become untrue in any material respect.

    10.2. Control of Stations. Neither party shall, directly or indirectly, control, supervise or direct the operations of the other party's stations prior to Closing. Such operations, including complete control and supervision of all programs, employees and policies, shall be the sole responsibility of the FCC licensee thereof.

    10.3. Consents to Assignment. The parties shall use commercially reasonable efforts to obtain any third party consents necessary for the assignment of any Clear Channel Station Contract or Exchange Party Station Contract (which shall not require any payment to any such third party). To the extent that any such contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant hereto shall not constitute an assignment thereof, but to the extent permitted by law shall constitute an equitable assignment and assumption of rights and obligations thereunder, with the conveying party making available to the acquiring party the benefits thereof and the acquiring party performing the obligations thereunder on the conveying party's behalf.

    10.4. Employee Matters. Prior to Closing, each party shall deliver to the other a list of employees of its stations that it does not intend to retain after Closing. The acquiring party may interview and elect to hire such listed employees, but not any other employees of the conveying party. The acquiring party is obligated to hire only those employees that are under employment contracts (and assume the obligations and liabilities under such employment contracts) which are included in the Clear Channel Station Contracts or Exchange Party Station Contracts. With respect to employees potentially to be hired by the acquiring party, to the extent permitted by law the conveying party shall provide access to its personnel records and such other information as may be reasonably requested prior to Closing. With respect to employees hired by the acquiring party ("Transferred Employees"), the conveying party shall be responsible for the payment of all compensation and accrued employee benefits payable by it until Closing and thereafter the acquiring party shall be responsible for all such obligations payable by it. The acquiring party shall cause all Transferred Employees to be eligible to participate in its "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Sections 3(1) and 3(2) of ERISA, respectively) in which the acquiring party's similarly-situated employees are generally eligible to participate; provided, however, that all Transferred Employees and their spouses and dependents shall be eligible for coverage immediately after Closing (and shall not be excluded from coverage under any employee welfare benefit plan that is a group health plan on account of any pre-existing condition) to the extent provided under such employee welfare benefit plans. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such employee welfare benefit plans for which Transferred Employees may be eligible after Closing, the acquiring party shall ensure, to the extent permitted by applicable law (including, without limitation, ERISA and the Code), that service with the conveying party shall be deemed to have been service with the acquiring party. No such service credit must be granted with respect to participation or eligibility in any employee pension benefit plan. In addition, the acquiring party shall ensure, to the extent permitted by applicable law (including, without limitation, ERISA and the Code), that Transferred Employees receive credit under any welfare benefit plan of the acquiring party for any deductibles or co-payments paid by Transferred Employees and their spouses and dependents for the current plan year under a plan maintained by the conveying party. Notwithstanding any other provision contained herein, the acquiring party shall grant credit for all unused sick leave accrued by Transferred Employees on the basis of their service during the current calendar year as employees of the conveying party. Notwithstanding any other provision contained herein, the acquiring party shall assume and discharge the conveying party's liabilities for the payment of all unused vacation leave accrued by Transferred Employees on the basis of their service during the current calendar year as employees of the conveying party. From and after Closing, Exchange Party shall cooperate with the reasonable requests of Clear Channel to continue to withhold from the pay checks of Transferred Employees who have outstanding loan balances in Clear Channel's 401(k) Savings Plan, and Exchange Party shall remit such withheld amounts to Clear Channel in a timely fashion such that the outstanding loans do not go into default.

    10.5. 1031 Exchange. At or prior to Closing, Clear Channel and/or Exchange Party (either, an "Assigning Party") may assign its rights under this Agreement (in whole or in part) to a qualified intermediary (as defined in Treasury regulation section 1.1031(k)-1(g)(4)) or similar entity or arrangement ("Qualified Intermediary"). Upon any such assignment, the Assigning Party shall promptly give written notice thereof to the other party hereto (the "Other Party") and the Other Party shall cooperate with the reasonable requests of the Assigning Party and any Qualified Intermediary in connection therewith. Without limiting the generality of the foregoing, if an Assigning Party gives notice of such assignment, the Other Party shall (i) promptly provide an Assigning Party with written acknowledgment of such notice and (ii) at Closing, convey all or part of the Exchange Party Station Assets or Clear Channel Station Assets, and pay all or part of the Cash Amount, as the case may be, (each as designated in writing by the Qualified Intermediary) to or on behalf of the Qualified Intermediary (which payment and conveyance shall, to the extent thereof, satisfy the obligation of the Other Party to make such conveyance and payment hereunder). An Assigning Party's assignment to a Qualified Intermediary will not relieve the Assigning Party of any of its duties or obligations herein. Except for the obligations of the Other Party set forth in this Section, the Other Party shall not have any liability or obligation to the Assigning Party for the failure of such other exchange to qualify as a like kind exchange under Section 1031 of the Code unless such failure is the result of the material breach or default by the Other Party under this Agreement.

    10.6. Trust. Notwithstanding anything to the contrary set forth in this Agreement, the parties acknowledge and agree that the Clear Channel Stations are subject to the Trust, and this Agreement shall become effective only upon execution and delivery by the Trustee of the joinder signature page hereto. Promptly upon execution of this Agreement by Clear Channel and Exchange Party, Clear Channel will submit this Agreement to the Trustee for its consideration (and if the Trustee does not execute and deliver the attached joinder within five business days of such delivery, then this Agreement shall be void and of no further force or effect). The Trustee shall have no liability to Exchange Party under or in connection with this Agreement in his individual capacity. Exchange Party's sole recourse shall be against Clear Channel and the Clear Channel Station Assets.

ARTICLE 11: CONDITIONS OF CLOSING BY CLEAR CHANNEL

    The obligations of Clear Channel hereunder are, at its option, subject to satisfaction, at or prior to Closing, of each of the following conditions:

    11.1. Representations, Warranties and Covenants. The representations and warranties of Exchange Party made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Exchange Party at or prior to Closing shall have been complied with or performed in all material respects. Clear Channel shall have received a certificate dated as of the Closing Date from Exchange Party, executed by an authorized officer of Exchange Party to the effect that the conditions set forth in this Section have been satisfied.

    11.2. Governmental Consents. The FCC Consent and DOJ Consent shall have been obtained, and no court or governmental order prohibiting Closing shall be in effect.

    11.3. Harrisburg Like-Kind Exchange. In the event of a Partial Closing pursuant to Section 4.1(b) involving the exchange of the Clear Channel Stations and Clear Channel Station Assets for Exchange Party Stations and Exchange Party Station Assets, such exchange shall constitute a like-kind exchange pursuant to
Section 1031 of the Code.

    11.4. TPPA. The transaction contemplated by the TPPA shall have been consummated.

ARTICLE 12: CONDITIONS OF CLOSING BY EXCHANGE PARTY

    The obligations of Exchange Party hereunder are, at its option, subject to satisfaction, at or prior to Closing, of each of the following conditions:

    12.1. Representations, Warranties and Covenants. The representations and warranties of Clear Channel made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Clear Channel at or prior to Closing shall have been complied with or performed in all material respects. Exchange Party shall have received a certificate dated as of the Closing Date from Clear Channel, executed by an authorized officer of Clear Channel, to the effect that the conditions set forth in this Section have been satisfied.

    12.2. Governmental Consents. The FCC Consent and DOJ Consent shall have been obtained, and no court or governmental order prohibiting Closing shall be in effect.

    12.3 TPPA. The transaction contemplated by the TPPA shall have been consummated.

ARTICLE 13: EXPENSES

    13.1. Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement, except that (i) all recordation, transfer and documentary taxes, fees and charges, and any excise, sales or use taxes, applicable to the transfer of the Clear Channel Station Assets shall be paid by Clear Channel, and all such charges and taxes applicable to the transfer of the Exchange Party Station Assets shall be paid by Exchange Party, (ii) all FCC filing fees shall be paid equally by Clear Channel and Exchange Party, and (iii) all HSR Act filing fees and expenses shall be paid equally by Clear Channel and Exchange Party.

ARTICLE 14: DOCUMENTS TO BE DELIVERED AT CLOSING

    14.1. Clear Channel's Documents. At Closing, Clear Channel shall deliver or cause to be delivered to Exchange Party:

         (i) certified copies of resolutions authorizing its execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

         (ii) the certificate described in Section 12.1;

         (iii) such bills of sale, assignments, special warranty deeds, documents of title and other instruments of conveyance, assignment and transfer as may be necessary to convey, transfer and assign the Clear Channel Station Assets to Exchange Party, free and clear of Liens, except for Clear Channel Permitted Liens; and

         (iv) such documents and instruments of assumption as may be necessary to assume the Clear Channel Assumed Obligations; and

         (v) the Cash Amount in accordance with Section 3.1 hereof.

    14.2. Exchange Party's Documents. At Closing, Exchange Party shall deliver or cause to be delivered to Clear Channel:

         (i) the certified copies of resolutions authorizing its execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

         (ii) the certificate described in Section 11.1;

         (iii) such bills of sale, assignments, documents of title and other instruments of conveyance, assignment and transfer as may be necessary to convey, transfer and assign the Exchange Party Station Assets to Clear Channel, free and clear of Liens, except for Exchange Party Permitted Liens; and

         (iv) such documents and instruments of assumption as may be necessary to assume the Clear Channel Assumed Obligations.

ARTICLE 15:  SURVIVAL; INDEMNIFICATION.

    15.1. Survival. The covenants, agreements, representations and warranties in this Agreement shall survive Closing for a period of six (6) months from the Closing Date whereupon they shall expire and be of no further force or effect, except those under (i) this Article 15 that relate to Damages (defined below) for which written notice is given by the indemnified party to the indemnifying party prior to the expiration, which shall survive until resolved and (ii) the following provisions (the "Expense Provisions"): Sections 2.1 and 2.3 (Assumed Obligations), 3.2 (Adjustments), 3.3 (Allocation), 8.1 and 8.2 (Accounts Receivable) and 13.1 (Expenses), and indemnification obligations with respect to such provisions, which shall survive until performed.

    15.2. Indemnification.

         (a) From and after the Closing, Clear Channel shall defend, indemnify and hold harmless Exchange Party from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") incurred by Exchange Party arising out of or resulting from: (i) any breach or default by Clear Channel under this Agreement; (ii) the Clear Channel Retained Obligations or the business or operation of the Clear Channel Stations before Closing; or (iii) the Clear Channel Assumed Obligations or the business or operation of the Exchange Party Stations after Closing; provided, however, that, except for the Expense Provisions (which shall not be subject to such limitations), (y) Clear Channel shall have no liability to Exchange Party hereunder until, and only to the extent that, Exchange Party's aggregate Damages exceed $100,000 and (z) the maximum liability of Clear Channel hereunder shall be $11,000,000.

         (b) From and after the Closing, Exchange Party shall defend, indemnify and hold harmless Clear Channel from and against any and all Damages incurred by Clear Channel arising out of or resulting from: (i) any breach or default by Exchange Party under this Agreement; (ii) the Exchange Party Retained Obligations or the business or operation of the Exchange Party Stations before Closing or (iii) the Exchange Party Assumed Obligations or the business or operation of the Clear Channel Stations after Closing; provided, however, that, except for the Expense Provisions (which shall not be subject to such limitations), (y) Exchange Party shall have no liability to Clear Channel hereunder until, and only to the extent that, Clear Channel's aggregate Damages exceed $100,000 and (z) the maximum liability of Exchange Party hereunder shall be $15,000,000.

    15.3. Procedures. The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (a "Claim"), but a failure to give such notice or delaying such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, except to the extent the indemnifying party's ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced. The obligations and liabilities of the parties with respect to any Claim shall be subject to the following additional terms and conditions:

         (a) The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

         (b) In the event that the indemnifying party shall elect not to undertake such defense or opposition, or, within twenty (20) days after written notice (which shall include sufficient description of background information explaining the basis for such Claim) of any such Claim from the indemnified party, the indemnifying party shall fail to undertake to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

         (c) Anything herein to the contrary notwithstanding: (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
(ii) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim; and (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

         (d) All claims not disputed shall be paid by the indemnifying party within thirty (30) days after receiving notice of the Claim. "Disputed Claims" shall mean claims for Damages by an indemnified party which the indemnifying party objects to in writing within thirty (30) days after receiving notice of the Claim. In the event there is a Disputed Claim with respect to any Damages, the indemnifying party shall be required to pay the indemnified party the amount of such Damages for which the indemnifying party has, pursuant to a final determination, been found liable within ten (10) days after there is a final determination with respect to such Disputed Claim. A final determination of a Disputed Claim shall be (i) a judgment of any court determining the validity of a Disputed Claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed; (ii) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award and if the time within which to move to set aside such award has elapsed; (iii) a written termination of the dispute with respect to such claim signed by the parties thereto or their attorneys; (iv) a written acknowledgment of the indemnifying party that it no longer disputes the validity of such claim; or (v) such other evidence of final determination of a disputed claim as shall be acceptable to the parties. No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

ARTICLE 16: TERMINATION

    16.1. Termination. This Agreement may be terminated at any time prior to Closing as follows:

         (a) by mutual written consent of Clear Channel and Exchange Party;

         (b) by written notice of Clear Channel to Exchange Party if Exchange Party (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by it on the Closing Date; or (ii) otherwise breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below);

         (c) by written notice of Exchange Party to Clear Channel if Clear Channel (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by it on the Closing Date; or (ii) otherwise breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below);

         (d) by written notice of either party to the other if the FCC denies the FCC Application or if the DOJ denies the request for DOJ Consent or if the TPPA is terminated; or

         (e) by written notice of Clear Channel to Exchange Party, or Exchange Party to Clear Channel, if the Closing shall not have been consummated on or before the first anniversary of the date of this Agreement.

         The term "Cure Period" as used herein means a period commencing the date a party receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) thirty (30) days thereafter or
(ii) the Closing Date; provided, however, that if the breach or default cannot reasonably be cured within such period but can be cured before the Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the Closing Date. Except as set forth below, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Section 13.1 shall survive any termination of this Agreement.

    16.2. Remedies. The parties recognize that if either party refuses to consummate the Closing pursuant to the provisions of this Agreement or either party otherwise breaches or defaults such that the Closing has not occurred ("Breaching Party"), monetary damages alone will not be adequate to compensate the non-breaching party ("Non-Breaching Party") for its injury. Such Non-Breaching Party shall therefore be entitled to obtain specific performance of the terms of this Agreement in lieu of, and not in addition to, any other remedies, including but not limited to monetary damages, that may be available to it. If any action is brought by the Non-Breaching Party to enforce this Agreement, the Breaching Party shall waive the defense that there is an adequate remedy at law. In the event of a default by the Breaching Party which results in the filing of a lawsuit for damages, specific performance, or other remedy, the Non-Breaching Party shall be entitled to reimbursement by the Breaching Party of reasonable legal fees and expenses incurred by the Non-Breaching Party, provided that the Non-Breaching Party is successful in such lawsuit.

ARTICLE 17: WZNY Downgrade

    17.1. Modification of Section 1.9 of Asset Purchase Agreement. The acquisition of Exchange Party Station WZNY(FM), Augusta, Georgia, by Clear Channel pursuant to this Agreement shall void and eliminate the obligation of the Buyer pursuant to the Asset Purchase Agreement dated September 6, 2000, to pay Exchange Party any consideration whatsoever for the downgrade of Station WZNY(FM) under Section 1.9 of such Asset Purchase Agreement.

ARTICLE 18: MISCELLANEOUS PROVISIONS

    18.1. Further Assurances. After the Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to exchange assets and assume obligations as contemplated by this Agreement.

    18.2. Assignment. Except as set forth in Section 10.5 (1031 Exchange), neither party may assign this Agreement without the prior written consent of the other party hereto. With respect to any permitted assignment, the parties shall take all such actions as are reasonably necessary to effectuate such assignment, including but not limited to cooperating in any appropriate filings with the FCC or other governmental authorities. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto.

    18.3. Amendments. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

    18.4. Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

    18.5. Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Texas without giving effect to the choice of law provisions thereof.

    18.6. Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when delivered by facsimile transmission, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Clear Channel:   c/o Clear Channel Broadcasting, Inc.
                       200 Concord Plaza, Suite 600
                       San Antonio, Texas 78216
                       Attention: President
                       Facsimile: (210) 822-2299
with a copy (which shall
not constitute notice) to:     Wiley, Rein & Fielding
                               1776 K Street, N.W.
                               Washington, D.C. 20006
                               Attention:  Richard J. Bodorff, Esq.
                               Facsimile: (202) 719-7049

if to Exchange Party:          Cumulus Broadcasting, Inc.
                               3060 Peachtree Road, NW
                               Suite 730
                               Atlanta, GA 30305
                               Attention:  Lewis W. Dickey, Jr.
                               Facsimile:  (404) 949-0700

with a copy (which shall
not constitute notice) to:     Paul, Hastings, Janofsky & Walker LLP
                               1299 Pennsylvania Avenue, N.W.
                               Tenth Floor
                               Washington, D.C. 20004
                               Attention:  David D. Burns, Esq.
                               Facsimile:  (202) 508-9700

    18.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

    18.8. No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

    18.9. Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

    18.10. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. This Agreement does not supersede any confidentiality agreement relating to the Clear Channel Stations.

    18.11. Exchange Party Station Schedules. This Agreement is being executed prior to delivery of schedules for the Exchange Party Stations, and is subject to and contingent upon delivery of all such schedules by Exchange Party in form and substance reasonably satisfactory to Clear Channel (the "Schedule Condition") within twenty (20) business days after the date hereof. If the schedules delivered by Exchange Party are not reasonably satisfactory to Clear Channel, then within twenty (20) business days after receipt of all of the Schedules Clear Channel, at its option, may terminate this Agreement by written notice to Exchange Party or offset any Deficiencies disclosed as a result thereof against the Cash Amount. Such Schedules may not include any contracts with Affiliates of Exchange Party or identify any material Exchange Party Excluded Assets or Liens other than Exchange Party Permitted Liens, it being agreed that the Exchange Party Station Assets shall include all material assets used or held for use in the operation of the Exchange

Party Stations, free and clear of Liens other than Exchange Party Permitted Liens (including without limitation all towers and tower sites).



                            [SIGNATURE PAGE FOLLOWS]

                   SIGNATURE PAGE TO ASSET EXCHANGE AGREEMENT


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



CLEAR CHANNEL:                             CAPSTAR RADIO OPERATING COMPANY


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:


                                           CAPSTAR TX LIMITED PARTNERSHIP


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:


EXCHANGE PARTY:                            CUMULUS BROADCASTING, INC.


                                           By:
                                              ----------------------------------
                                              Lewis W. Dickey, Jr.
                                              President


                                           CUMULUS LICENSING CORP.


                                           By:
                                              ----------------------------------
                                              Lewis W. Dickey, Jr.
                                              President


                                           CUMULUS WIRELESS SERVICES, INC.


                                           By:
                                              ----------------------------------
                                              Lewis W. Dickey, Jr.
                                              President

                       TRUSTEE'S JOINDER SIGNATURE PAGE TO
                            ASSET PURCHASE AGREEMENT


    The Trustee (in his capacity as Trustee and not in his individual capacity) hereby authorizes Clear Channel to perform the obligations and exercise the rights of Clear Channel under the Agreement on its behalf. Without limiting the foregoing, the Trustee hereby authorizes Clear Channel to execute and deliver to Exchange Party all documents to be delivered by Clear Channel at Closing under the Agreement and any other documents (without need for the Trustee to execute and deliver any further documents or take any further action).



TRUSTEE:                                   THE CCU/AMFM TRUST I


                                           By:
                                              ----------------------------------
                                              Name:  Charles E. Giddens
                                              Title: Trustee

Clear Channel Schedules

1.1(a)   -    FCC Licenses

1.1(b)   -    Tangible Personal Property

1.1(c)   -    Station Contracts

1.1(d)   -    Intangible Property

1.1(f)   -    Real Property

1.2(h)   -    Excluded Assets



Exchange Party Schedules

1.3(a)   -    FCC Licenses

1.3(b)   -    Station Contracts

1.3(c)   -    Intangible Property

1.3(h)   -    Liens

1.4(h)   -    Excluded Assets

7.12     -    Financial Statements



Exhibits

A        -    Noncompetition Agreement

B        -    LMA